Exhibit 5

June 4, 2004

Quicksilver Resources Inc. 777
West Rosedale Street, Suite 300
Fort Worth, Texas 76104

      Re: Quicksilver Resources Inc.

Ladies and Gentlemen:

        We have assisted in the preparation and filing by Quicksilver Resources Inc. (the “Company”) of a Registration Statement on Form S-8, dated June 4, 2004 (the “Registration Statement”), relating to the sale or issuance of up to 1,450,000 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of the Company, up to 1,200,000 shares of which is to be issued upon exercise of options to be granted to employees under the Company’s Amended and Restated 1999 Stock Option and Retention Stock Plan, and up to 250,000 shares of which is to be issued upon exercise of options which have been granted or will be granted to independent directors under the Company’s 2004 Non-Employee Director Stock Option Plan.

        Our opinion is limited in all respects to the substantive law of the Sate of Texas, the federal law of the United States, and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction.

        As counsel to the Company, we have examined the Registration Statement, the Company’s Restated Certificate of Incorporation, its Bylaws, and other corporate records of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion hereinafter set forth. For purposes of this opinion we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the correctness and accuracy of all facts set forth in all certificates and documents that we have examined.

        Based upon and subject to the foregoing, we are of the opinion that issuance of the Shares was duly authorized and the Shares will be, when issued in exchange for the consideration contemplated in the resolutions authorizing their issuance, validly issued, fully paid and nonassessable.

        This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion as an exhibit thereto.

Sincerely,

CANTEY & HANGER, L.L.P.

By:	/s/ Dean A. Tetirick

Dean A. Tetirick, Partner